EXHIBIT 10.35
SECOND AMENDMENT
TO THE
SOLAR TURBINES INCORPORATED
MANAGERIAL RETIREMENT OBJECTIVE PLAN
Solar Turbines Incorporated (the “Company”) sponsors the Solar Turbines Incorporated Managerial Retirement Objective Plan (the “Plan”). By a document dated December 17, 2013, the Plan was most recently amended and restated effective January 1, 2013. Pursuant to Article VII of the Plan, the Company and the Company’s parent, Caterpillar Inc., have reserved the right to amend the Plan at any time. By this instrument, the Caterpillar Inc. amends the Plan to reflect overpayment recovery changes.
1.This Second Amendment shall be effective as of January 1, 2022.
2.Section 8.10 is amended in its entirety to read as follows:
“8.10    Overpayments. If it is determined that the benefits under the Plan should not have been paid or should have been paid in a lesser amount, the Plan has the right at any time to, as elected by the Plan Administrator: (i) recover the overpayment from the recipient to whom it was made; (ii) offset the amount of that overpayment from a future payment to the recipient; or (iii) a combination of (i) and (ii). The Plan Administrator or the Company may also take all actions permissible under law and applicable guidance to recover for the Plan the amount of the overpayment.”
3.This Second Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Second Amendment.

IN WITNESS WHEREOF, Caterpillar Inc. has caused this Second Amendment to be executed as of December 15, 2021.

CATERPILLAR INC.

/s/ Cheryl H. Johnson
Cheryl H. Johnson
Chief Human Resources Officer

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